Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), dated August 5, 2021, pertaining to the Novavax, Inc. Amended and Restated 2015 Stock Incentive Plan of our reports dated March 1, 2021, with respect to the consolidated financial statements of Novavax, Inc., and the effectiveness of internal control over financial reporting of Novavax, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

August 5, 2021